Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Notes

Market Linked Notes – Participation above Upside Threshold with Periodic Interest and Principal
Return at Maturity

Notes Linked to the EURO STOXX 50® Index due October 22, 2024

Final Term Sheet to Pricing Supplement No. 947 dated October 17, 2017

Summary of terms

Issuer	Wells Fargo & Company
Term	Approximately 7 years
Market Measure	EURO STOXX 50® Index (the “Index”)
Pricing Date	October 17, 2017
Issue Date	October 20, 2017
Original Offering Price	$1,000 per note (100% of par)
Interest Payment Dates	Quarterly, on the 22nd day of each January, April, July and October, commencing January 2018 and ending at maturity
Interest Rate	0.25% per annum
Payment at Stated Maturity	See “How the payment at maturity is calculated” on page 3
Stated Maturity Date	October 22, 2024
Starting Level	3607.77 (the closing level of the Index on the pricing date)
Upside Threshold Level	3761.100225 (104.25% of the starting level)
Participation Rate	The starting level divided by the upside threshold level, which is approximately 95.9233%
Ending Level	The closing level of the Index on the calculation day
Calculation Day	October 17, 2024
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	2.62%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.50% and WFA will receive a distribution expense fee of 0.12%
CUSIP	95000E3U1

Investment description

•	Linked to the EURO STOXX 50® Index

•	Quarterly interest payments at a rate of 0.25% per annum

•	Potential for a positive market-linked return at maturity by participating on a less than 1-for-1 basis in any appreciation of the Index in excess of 104.25% of the starting level. In addition to the final interest payment, the payment at maturity will reflect the following terms:

o	If the ending level is greater than the upside threshold level:
You will receive at maturity the original offering price plus a positive market-linked return reflecting less than 1-for-1 participation in the percentage increase in the Index in excess of the upside threshold level

o	If the ending level is less than or equal to the upside threshold level:
You will receive at maturity the original offering price, but you will not receive any positive market-linked return on your investment

•	You will receive a positive market-linked return at maturity only if the Index increases by more than 4.25% from its starting level to its ending level. Further, you will participate on a less than 1-for-1 basis in any appreciation of the Index only to the extent that such appreciation is in excess of the upside threshold level

•	Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)

•	All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the notes is $920.87 per note. The estimated value of the notes was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in the accompanying pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on an upside threshold level of 104.25% of the starting level , which results in a participation rate of approximately 95.9233%.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your notes to maturity.

Hypothetical returns

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per note	Cumulative interest amount(1)	Hypothetical pre-tax total rate of return(2)	Hypothetical pre-tax annualized rate of return(3)
175.00	75.00%	$1,678.66	$17.50	69.62%	7.68%
150.00	50.00%	$1,438.85	$17.50	45.63%	5.43%
130.00	30.00%	$1,247.00	$17.50	26.45%	3.38%
120.00	20.00%	$1,151.08	$17.50	16.86%	2.23%
110.00	10.00%	$1,055.16	$17.50	7.27%	1.00%
105.00	5.00%	$1,007.19	$17.50	2.47%	0.35%
104.25(4)	4.25%	$1,000.00	$17.50	1.75%	0.25%
102.50	2.50%	$1,000.00	$17.50	1.75%	0.25%
100.00(5)	0.00%	$1,000.00	$17.50	1.75%	0.25%
95.00	-5.00%	$1,000.00	$17.50	1.75%	0.25%
90.00	-10.00%	$1,000.00	$17.50	1.75%	0.25%
80.00	-20.00%	$1,000.00	$17.50	1.75%	0.25%
70.00	-30.00%	$1,000.00	$17.50	1.75%	0.25%
50.00	-50.00%	$1,000.00	$17.50	1.75%	0.25%
25.00	-75.00%	$1,000.00	$17.50	1.75%	0.25%

Each note has an original offering price of $1,000.

(1)	The cumulative interest amount is the sum of all interest payments received per note over the term of the notes.
(2)	The hypothetical pre-tax total rate of return is equal to the sum of the hypothetical redemption amount and the cumulative interest amount, expressed in terms of a percentage change from the original offering price.
(3)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(4)	The hypothetical upside threshold level.
(5)	The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Summary of Terms” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth under the section titled “The EURO STOXX 50® Index” in the accompanying pricing supplement.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting level, ending level and upside threshold level.

How the payment at maturity is calculated

On the stated maturity date, you will be entitled to receive a cash payment per note equal to the redemption amount plus the final interest payment. The redemption amount per note payable at maturity will be determined as follows:

•	If the ending level is greater than the upside threshold level, the redemption amount will be equal to $1,000 plus:

$1,000 ×	ending level – upside threshold level	× participation rate
starting level

•	If the ending level is less than or equal to the upside threshold level, the redemption amount will be equal to $1,000

EURO STOXX 50® Index daily closing levels*

*The graph above sets forth the daily closing levels of the Index for the period from January 1, 2007 to October 17, 2017. The closing level on October 17, 2017 was 3607.77. The historical performance of the Index is not an indication of the future performance of the Index during the term of the notes.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

•	You May Not Receive Any Positive Return On The Notes In Excess Of The Interest Payments.
•	The Redemption Amount Will Be Greater Than The Original Offering Price Of Your Notes At Maturity Only If The Ending Level Is Greater Than The Upside Threshold Level.
•	If The Index Appreciates, The Market-Linked Return On Your Notes, If Any, Will Be Less Than The Actual Return On The Index.
•	The Notes Are Subject To The Credit Risk Of Wells Fargo.
•	The Estimated Value Of The Notes On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Estimated Value Of The Notes Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.
•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Notes Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Notes To Develop.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.
•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Redemption Amount You Will Receive At Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.
•	The estimated value of the notes was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.
•	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index.
•	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.
•	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.
•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The notes described herein are not a suitable investment for all investors. In particular, no investor should purchase the notes unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the notes prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per note. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the notes from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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